Exhibit 99.1

The information provided in this Exhibit is presented only in connection with the changes to our operating segment reporting as described in the accompanying Form 8-K.  This information does not reflect events occurring after March 8, 2013, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Original Form 10-K”), and does not modify or update the disclosures therein in any way, other than as described in the Form 8-K and set forth in Exhibits 99.1 through 99.3 attached thereto.  Among other items, this includes forward-looking statements made in the Original Form 10-K which have not been revised to reflect events that occurred or facts that became known to us subsequent to the filing of the Original Form 10-K. You should therefore read this information in conjunction with the Original Form 10-K and our other filings with the Securities and Exchange Commission subsequent to the filing of the Original Form 10-K.

Item 1.  Business.

Lumos Networks Overview

Lumos Networks Corp. (“Lumos Networks,” the “Company,” “we,” “us” or “our”) is a fiber-based network service provider in the Mid-Atlantic region.  We utilize our 5,800 mile long-haul fiber network to provide data, broadband and voice services to enterprise, carrier and residential customers primarily in Virginia and West Virginia, and portions of Pennsylvania, Maryland, Ohio and Kentucky.  Our mission is to leverage and expand our fiber assets in order to capture the growing demand for data and mobility services in both our existing and contiguous markets.

We  became an independent, publicly traded company on October 31, 2011, as a result of our spin-off from NTELOS Holdings Corp. (“NTELOS”).  On October 14, 2011, NTELOS announced a distribution date of October 31, 2011 for the spin-off of all of the issued and outstanding shares of common stock of Lumos Networks Corp., which operated NTELOS’s wireline operations (the “Business Separation”).  Prior to and in connection with the Business Separation, following the market close on October 31, 2011, NTELOS effectuated a 1-for-2 reverse stock split (the “Reverse Stock Split”) of its shares of common stock.  The spin-off of Lumos Networks was in the form of a tax-free stock distribution to NTELOS stockholders of record as of the close of business on October 24, 2011, the record date (the “Distribution”).  On October 31, 2011, NTELOS distributed one share of Lumos Networks common stock for every share of NTELOS  common stock outstanding, on a post-Reverse Stock Split basis.  Our common stock has been publicly traded on The NASDAQ Stock Market LLC (“NASDAQ”) under the ticker symbol “LMOS” since November 1, 2011.

We conduct all of our business through our wholly-owned subsidiary Lumos Networks Operating Company and its subsidiaries.  Our principal executive offices are located at One Lumos Plaza, Waynesboro, Virginia 22980.  The telephone number at that address is (540) 946-2000.

Business Strategy

Our primary objective is to leverage and expand our fiber assets to capture the growing demand for data and mobility services amongst our enterprise and carrier customers in our marketplace.  Our strategy is to (i) maximize the value of our 5,800 mile long-haul fiber optic network to expand the sale of data and IP-services to new and existing enterprise and government customers while maintaining a ratio of approximately 70% to 80% on-net traffic; (ii) leverage our fiber network to expand to new fiber to the cell site opportunities; (iii) utilize our fiber footprint and carrier relationships to expand our revenue in transport; (iv) continue to provide high quality customer service and a compelling value proposition; (v) continue to shift incremental resources from the declining legacy voice products into our faster growing and more profitable strategic data products; (vi) use our “edge-out” strategy to expand into new adjacent geographic markets to further leverage our fiber network and growing offering of data services; and (vii) use our success-based investment strategy to improve capital efficiency and expand margins.

Our strategic data products, which provided approximately 50% of our total revenue in 2012 and represent the main growth opportunity and the key focal point of our strategy, include our enterprise data, carrier data, fiber to the cell site (“FTTC”) and IP services product lines.  These businesses, in the aggregate, also typically carry higher margins than many of our other product lines.    A majority of our capital expenditures and the focus of our sales force have more recently been and will continue to be dedicated to expanding revenue and profit from our strategic data products.  We believe that a balanced split between enterprise and carrier revenue results in the most effective capital allocation and resulting profitability.

The remaining 50% of our total revenue in 2012 was generated from legacy voice and access products.  These businesses, in the aggregate, require limited incremental capital or personnel investment and deliver reasonably predictable cash flows.  It is our belief that revenue from these legacy businesses, in the aggregate, will continue to decline at an annual rate of approximately 15%.  This decline is the expected result of regulatory actions taken to reduce intra-state tariffs, access line loss resulting from residential wireless substitution, technology changes, the effect of current economic conditions on businesses and product replacement by competitive voice service offerings from cable operators in our markets.  Despite the declining revenues, it is expected that the cash flows from these businesses will continue to be a significant contributor to funding the capital expenditures required for our higher growth and higher margin strategic data businesses.

Two key tenets of our growth initiatives for our strategic data products are “edge-out” and “on-net” strategies.  Our “edge-out” strategy involves expanding our fiber assets into new contiguous markets.  As we “edge-out” into new markets, we are able to bring new enterprise customers and carrier customers and cell sites into our fiber networks as “on-net” customers, meaning they are connected to our network and we eliminate the need to lease access lines from competitive carriers’ networks.  We have determined that maintaining a ratio of 70% to 80% of our traffic as “on-net” is the most effective revenue mix for our Company.  As we continue to expand our fiber assets, we are creating a footprint that reaches new customers and allows us to carry their traffic on our network.  The “on-net” strategy utilizes a facilities-based approach in order to integrate as much traffic as possible through our network, thereby increasing leverage and profitability.

Our success-based capital investment strategy involves maximizing capital expenditure efficiency by pursuing “on-net” and “near-net” customer opportunities and maintaining a balanced mix of enterprise and carrier business.  With this focus, we believe that we can achieve our capital efficiency goals in 2013 for capital projects, in the aggregate, of greater than 15% annual return on investment, greater than 15% internal rate of return, a less than 4-year payback and a capital expenditure to revenue ratio of three or less.  In 2012, approximately 75% of our funds committed to capital projects were for success-based projects, defined by us as near-term revenue generating projects, which were evenly split between enterprise and carrier customers.  Our goal is to achieve a similar ratio of success-based projects to total capital expenditures again in 2013.

Essential to our business strategy are our enterprise sales teams who sell networking and data solutions to over 1,500 major business customers in the region.  In 2012, we revamped our go-to-market enterprise strategy to focus more on selling longer-term secure networking and data solutions.  These customized solutions include  metro Ethernet, voice over Internet Protocol (“VoIP”), cloud services, long haul transport and co-location services.  We have refocused our efforts away from smaller single unit enterprises and residential customers in order to focus resources on medium and larger-sized enterprises, preferably with multiple locations in our market to leverage our product offering and network footprint.  We also are focused on our key enterprise verticals, which include health care, education, financial services and government.

We provide transport services to seven larger telecommunications providers who operate in our markets and we also provide FTTC backhaul solutions to 370 wireless cell sites in our markets, where our wireless carrier customers are upgrading to offer 4G LTE services.  We more than doubled our number of FTTC sites in 2012, as compared to 2011, and we expect this figure to grow in 2013.

Business Segments

We have  three reportable business segments, as follows:

Strategic Data

Our strategic data segment includes our enterprise data, carrier data, fiber to the cell site (“FTTC”) and IP services product groups.  These businesses primarily serve enterprise and carrier customers utilizing our network of long-haul fiber, metro Ethernet and Ethernet rings located primarily in Virginia and West Virginia, and portions of Pennsylvania, Maryland, Ohio and Kentucky.  IP services are also provided to a residential base of customers by this segment.  Revenues from our strategic data segment accounted for approximately 52.6% and 45.1% of our total revenue for the years ended December 31, 2012 and 2011, respectively.  Strategic data products are growing at a pace that significantly exceeds our other product lines and typically provide a higher profit margin.  The objective of our strategic data segment is to leverage the ever increasing data bandwidth demands for our enterprise and carrier customers in our addressable markets.    As of December 31, 2012, we had over 1,500 major business customers and approximately 40,000 broadband network connections in service.

Our strategic data segment operations are based upon both our “edge-out” and “on-net” strategies that seek to expand into new markets by maximizing the use of our fiber assets while optimizing capital efficiency and profitability.  In 2012, we began to re-deploy capital and personnel resources away from our declining legacy product lines (both voice and access) towards our growth businesses within our strategic data segment and we expect this trend to continue into the future.  Our “on-net” strategy utilizes a facilities-based approach that requires disciplined use of capital expenditures on success-based projects to grow our fiber assets and reach an increasing number of both enterprise and carrier customers.

In addition to the higher margins that are characteristic of on-net expansion, we have also been able to deliver other enterprise services, such as metro Ethernet transport as a direct result of on-net connectivity growth.  We believe our dedication to the facilities-based strategy, combined with our commitment to customer service, will continue to attract large customers in our key vertical markets.

Within our carrier data business, we offer access to our approximate 5,800 mile long-haul fiber network, which provides connectivity to regional cities, carrier switches and cell sites across the Mid-Atlantic region.  We also offer wireless backhaul services using our FTTC sites located near our fiber network.  During 2012, we installed 222 FTTC sites for a total of 370 as of December 31, 2012.  We are targeting to end 2013 with 550-600 FTTC installations.  Through interconnections with other regional fiber networks, we were able to extend our network within Virginia and Western Pennsylvania and south to areas in north central North Carolina.

We have also invested in fiber-to-the-home, which passed approximately 16,500 homes as of December 31, 2012.  The fiber network provides the foundation for IP-based video services, currently up to 300 Mbps high speed Internet services and will allow us to offer future high-bandwidth applications as they evolve.

Legacy Voice

Our legacy voice segment includes the following products:  local lines, PRI, long distance, toll and directory advertising and other voice services (excluding voice over IP (“VoIP”) which are typically provided to enterprise customers and are included in our strategic data segment).  These products are sold to enterprise and residential customers through our competitive local exchange carrier (“CLEC”) and rural local exchange carrier (“RLEC”) networks and within our footprint.    Revenues from our legacy voice segment accounted for approximately 31.1% and 36.5% of our total revenue for the years ended December 31, 2012 and 2011, respectively.  As of December 31, 2012, we operated approximately 110,000 CLEC lines, of which approximately 96% are business lines, and 31,200 RLEC telephone access lines, 4,500 of which are fiber-fed and have IPTV-based video services and broadband Internet access with speeds up to 300Mpbs (approximately 27% penetration of homes passed).  We have increased our capabilities with video services over copper that is being targeted for more of the legacy base and we believe this service, in addition to our DSL services, will provide additional revenue opportunities by leveraging our existing copper assets.  Revenues from video and DSL services are included in our strategic data segment.

Access:  This segment provides carrier customers access to our CLEC and RLEC networks and within our footprint and primarily includes switched access and reciprocal compensation products.    Revenues from our access segment accounted for approximately 16.3% and 18.4% of our total revenue for the years ended December 31, 2012 and 2011, respectively.  During 2012, we experienced declines in revenues from our access segment and anticipate continuing declines primarily resulting from regulatory actions taken by applicable regulatory authorities as described in the Regulation section below and also due to network grooming by carriers.

For detailed financial information about our business segments, see Note 4 in Part II, Item 8. Financial Statements and Supplementary Data of our Annual Report on Form 10-K and for a detailed review of our financial performance and results of operations by business segment, see Part II, Item 7.  Managements’ Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K (each as revised by our Current Report on Form 8-K filed August 26, 2013).

Products and Services

We provide the following data and broadband services to our enterprise and carrier customers:

Metro Ethernet	•	Ethernet connectivity among multiple locations in the same city or region over our fiber optic network
	•	Fiber to the cell sites (“FTTC”), used by wireless carriers as backhaul
	•	Speeds ranging from 1.5 Mbps to 10 Gbps

IP Services	•	IP-enabled product offerings that combine voice and data services over a dedicated broadband facility utilizing VoIP protocols
	•	Allows customers to dynamically allocate bandwidth to maximize voice and data transmissions
	•	Enables advanced features such as simultaneous ring, remote office, business continuity and fixed mobile convergence
	•	Product offerings include Integrated Access, IP Centrex, and IP Trunking

High-capacity Private Line Service and Wavelength Services	•

High-capacity, non-switched facilities provided to end users and carriers for voice and data applications.  Wavelength technology is a means to efficiently utilize fiber in broadband applications and provide high-capacity bandwidth

High-Speed DSL Access	•	DSL technology that enables a customer to receive high-speed Internet access through a copper telephone line at speeds up to 6 Mbps

Broadband XL	•	High speed Internet access over fiber available in portions of our RLEC markets at speeds up to 300 Mbps

Video	•	IPTV-based video services with 300 channels, including 67 high definition, video-on-demand and DVR capability
	•	Available in new subdivisions and overbuild areas within the RLEC and in one area in each of Lynchburg, Harrisonburg and Staunton, Virginia
	•	Media Headend Powered by Microsoft Mediaroom IPTV platform

In addition to our data services, we offer the following voice services to our enterprise and residential customers:

Voice Service	•	Business and residential telephone local and long distance service including calling features

Primary Rate ISDN Services	•	High capacity connections between customers’ private branch exchange, or PBX, equipment and public switched telephone network

Sales, Marketing and Customer Care

Sales.  We serve our enterprise and carrier customers in the competitive space with our suite of fiber-based strategic data products, which include metro Ethernet, multiprotocol label switching (MPLS) , VPN and dedicated Internet access.  We have continued to see increased demand for these products across our customer base, particularly as demand for data and mobility services grow.  The mission for our sales team is to capitalize on this growing demand by offering customized solutions to our enterprise and carrier customers.  Increasingly, the training of our sales force has been focused on moving upstream within our key vertical markets, which include healthcare, education, financial services and government.  During 2012, we refined our sales approach and increased the role of our technical team in order to focus on selling long-term secure networking and data solutions.

In 2012, we added experienced leaders to our sales teams and in 2013 we continue to look to add talent to our sales teams opportunistically.  Our overall strategy of incrementally shifting resources from the declining legacy voice and access business into our strategic data business also extends to our sales and sales engineering teams.  In 2012, we began upgrading our sales technology and deploying mobile devices and applications to key sales people and sales engineers.   We believe that the initiative to place mobile sales tools in the sales force will improve sales productivity and enhance the customer experience.  We use Salesforce.com to manage our opportunities within all of our sales channels, and additional applications are in development for 2013 to include video conferencing, mapping, and contract execution, all customized on the mobile devices.

In 2013, we intend to enter two new key markets in Virginia and Western Pennsylvania, both of which are contiguous to our current footprint.  We are working aggressively to prepare for these two regional launches and expect to compete for market share in our key enterprise verticals and for FTTC installations.

Marketing.  Our marketing team is primarily focused on our strategic data business.  We have built mapping tools for our website to provide detailed insight into our network footprint.  Prospective customers can now go online and pin point their location in proximity to our fiber by typing in an address.  We have also recently expanded our marketing department.  We believe these actions have significantly upgraded our ability to target customers in key verticals in both our existing and “edge-out” markets that will help drive growth in 2013 and beyond.

Customer Care.  We have continued to refine our customer care teams in support of the multiple touch points for our customers.  This includes moving personnel to operations functions in support of a new service delivery team.  In 2012, we rolled out a comprehensive “Platinum Care” program to serve our top strategic data clients with an even greater level of customer service.  We take a team approach in support of these key clients with a dedicated toll free contact number and assigned personnel by account.

Our Network

We have developed a robust, flexible network allowing us to deliver advanced data, broadband and voice services to enterprise, carrier and residential customers primarily in Virginia and West Virginia, and portions of Pennsylvania, Maryland, Ohio and Kentucky.

Our integrated fiber transport network allows us to offer a suite of advanced data and voice services, including, but not limited to, multi-site networking, dedicated Internet and MEF certified Ethernet solutions, high-speed Internet and VoIP services. These are delivered via a network foundation of Cisco optical dense wave division multiplexing (DWDM) long haul network communications equipment to deliver high speed wavelength services directly to end customers or as infrastructure for the MPLS Ethernet and high-speed Internet backbone. Network-to-network interconnection points allow us to engage carrier partners to provide end to end service for enterprise and carrier customers.

Our local networks consist of central office digital switches, routers, loop carriers and virtual and physical colocations interconnected primarily with fiber and copper facilities. A mix of fiber optic and copper facilities connect our customers with the core network.

Our network operations center provides technical surveillance of our network using IBM-based network management systems.

Our objective is to leverage and expand our fiber assets in order to capture the growing demand for data and mobility services in both our existing and contiguous markets.

Competition

Our CLEC operations compete primarily with incumbent local exchange carriers (“ILECs”),  broadband service providers, incumbent cable operators, and to a lesser extent, other CLECs.  We also face competition from potential future market entrants.  In the last year, we have seen increasing competition from the cable operators and ILECs for metro-Ethernet services to mid-size businesses.    To be

competitive, we position our company as a customer-focused and leading edge provider with a full portfolio of broadband and IP-based services and the theme that “our technology comes with people.”

As a result of the rapid growth in broadband traffic, we expect that our competition will increase from market entrants offering FTTC, metro Ethernet solutions and other high-speed data services, including DSL, cable and wireless access.  Our competition includes:

•	ILECs, including AT&T, Verizon, Frontier, Windstream and CenturyLink;
•	national CLECs with extensive fiber assets, including Level 3, Zayo and Time Warner Telecom; and
•	national and regional cable operators, including Comcast, Shentel, Cox, Time Warner and Suddenlink.

As the RLEC for Waynesboro, Clifton Forge and Covington and portions of Alleghany, Augusta and Botetourt Counties, Virginia, we have competition from cable companies and are subject to competition from wireless carriers.  A portion of residential customers moving into our service area do not purchase landline phone service.  Although no CLECs have entered our incumbent markets to compete with us, it is possible that one or more may enter our markets.  VoIP based carriers like Vonage could take voice customers from our RLECs using existing broadband connections (such as DSL or cable modem connections).  To minimize potential competition in the RLEC markets, we offer fiber-to-the-home, high speed DSL, video over copper and a variety of bundled services for broadband, voice and video.

Employees

As of December 31, 2012, we employed 593 full-time and nine part-time employees.  Of these employees, 67 are covered by a collective bargaining agreement that expires June 30, 2014.  We believe that we have good relations with our employees.

Access to Public Filings

We routinely post important information on our website at www.lumosnetworks.com.  Information contained on our website is not incorporated by reference into this annual report on Form 10-K.  We provide public access to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934.  These documents may be accessed free of charge on our website at the following address: http://ir.lumosnetworks.com.    These reports are available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Regulation

The following summary does not describe all present and proposed federal and state legislation and regulations affecting the telecommunications industry.  Some legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change the manner in which this industry operates.  Neither the outcome of any of these developments, nor their potential impact on us, can be predicted at this time.  Regulation can change rapidly in the telecommunications industry, and such changes may have an adverse effect on us in the future.  See “Risk Factors” elsewhere in this report.

Regulation Overview

Our communications services are subject to varying degrees of federal, state and local regulation.  Under the federal Communications Act, the Federal Communications Commission (“FCC”) has jurisdiction over interstate and international common carrier services.  Under the Telecommunications Act of 1996, the FCC has jurisdiction over certain aspects of local interconnection terms and rates between carriers.

In addition to FCC regulation, our communications services are regulated to different degrees by state public service commissions and by local authorities.  Such local authorities have jurisdiction over public rights-of-way and video and telecommunications franchises.

Our operations are subject to various federal and state laws intended to protect the privacy of customers who subscribe to our services.  The FCC has regulations that place restrictions on the permissible uses that we can make of customer-specific information, known as Customer Proprietary Network Information (“CPNI”), received from subscribers and that govern procedures for release of such information and the Federal Trade Commission’s “Red Flag” rules require that companies develop and implement written Identity Theft Prevention programs.

Many of the services we offer are unregulated or subject only to minimal regulation.  Internet services are not considered to be common carrier services, although the regulatory treatment of certain Internet services, including VoIP services, is evolving and still uncertain.  To date, the FCC has, among other things, directed providers of certain VoIP services to offer E-911 emergency calling capabilities to their subscribers, applied the requirements of the Communications Assistance for Law Enforcement Act, or CALEA, to these VoIP providers, determined that the VoIP providers are subject to federal universal service assessments and must pay access charges at interstate rates.  The FCC has preempted states from exercising entry and related economic regulation of nomadic VoIP providers but the FCC has not preempted state regulation of fixed VoIP service commonly offered by cable operators.

Federal Regulation of Interconnection and Interexchange Services

The Communications Act requires all common carriers to interconnect on a non-discriminatory basis with other carriers, imposes additional requirements on incumbent local exchange carriers (such as our RLEC’s), and imposes even more comprehensive requirements on the largest ILECs.  The large ILECs are required to provide to our CLECs and other competitors physical collocation to allow competitors to place qualifying equipment in ILEC central offices; to unbundle some of their services into unbundled network elements (“UNE”) at “forward looking” rates, permit resale of some of their services, provide access to poles, ducts, conduits and rights-of-way, and to establish reciprocal compensation for the transport and termination of local traffic.  In order to obtain access to an ILEC network, a CLEC must negotiate an interconnection agreement or “opt-in” to an existing interconnection agreement.  These agreements cover, among other items, reciprocal compensation rates and required UNEs.  If the parties cannot agree on the terms of an interconnection agreement, the matter is submitted to the applicable state public utility commission or to the FCC, as appropriate, for binding arbitration.  The obligations of the large ILECs to provide these network facilities and services are in flux and could be further altered or removed by new legislation, regulations or court order.

ILEC operating entities that serve fewer than 50,000 lines are defined as “rural telephone companies” under the Communications Act and are exempt from the additional requirements applicable to the large ILECs unless and until such exemption is removed by the state regulatory body.  Each of our RLEC operations is considered separately and each has this RLEC exemption.

Access Charges and Universal Service

Intercarrier compensation includes regulated interstate and intrastate access charges that we and other ILECs and CLECs receive from long distance carriers for the origination and termination of long distance calls and reciprocal compensation that interconnected local carriers pay to each other for terminating interconnected local and wireless calls.

The FCC has reformed and continues to reform the structure of the federal access charge system.  On November 18, 2011, the FCC released a significant order on access reform and USF reform and carriers are in the process of implementing the order.    In the order, the FCC adopted a uniform national bill-and-keep framework (in which carriers do not collect or pay access charges or reciprocal compensation) as the ultimate end state for all telecommunications traffic exchanged with any local exchange carrier.  Price Cap carriers will be at bill-and-keep in eight years and Rate-of-Return carriers will be at bill-and-keep in 11 years.  Multiple parties appealed the FCC’s order.  Those appeals were consolidated at the 10th Circuit Court of Appeals and briefing is ongoing.

In the initial phase of the transition to bill-and-keep, intrastate end office switching rates for terminating traffic, carrier common line charges on terminating traffic, and certain intrastate, transport rates associated with terminating traffic are to be brought to interstate rates “within two steps by July 2013.”  The first of these two steps was effective on July 1, 2012 and intrastate access charge rates were reduced by approximately half of the difference between intrastate and interstate terminating access charge rates.  The FCC has issued a further Notice of Proposed Rulemaking to seek comment on, among other things, the treatment/transition for originating access and for the transport elements not included in the initial order.  The second step, in which these terminating intrastate access rates will be brought to the interstate levels, will be effective on July 1, 2013.

The FCC order permitted ILECs to implement a new charge on end users to partially offset the loss in access charge revenues, the Access Recovery Charge (“ARC”), effective July 1, 2012.  The maximum ARC for residential customers will be $3 per month after six years.  Multi-line business customers will have their Subscriber Line Charge and ARC combined capped at $12.20 per line.   In addition, RLECs will be able to recover a portion of lost access revenues from a new Connect America Fund (“CAF”).

In the order, the FCC also established an annual cap on the “high cost” portion of USF of $4.5 billion per year in each of the next six years. This $4.5 billion will be the sole funding source for the existing support mechanisms (high-cost loop, switching support, safety net, etc.); and for the CAF.  The FCC has designated approximately $2 billion of the $4.5 billion annually from this fund for RLECs through 2017.  Our RLECs began receiving payments from the CAF effective July 1, 2012.

The order also affects our CLEC operations.  Our CLECs reduced their terminating intrastate access rates effective July 1, 2012 and will reduce those rates to match interstate rates effective July 1, 2013. In addition, our legacy FiberNet operations in West Virginia have been designated as an Eligible Telecommunications Carrier and receives USF funding. USF funding for CLECs, including FiberNet, decreased on July 1, 2012 by 20% and will decrease by 20% annually until completely eliminated.

Net Neutrality.  The FCC in 2005 adopted a policy statement expressing its view that consumers are entitled to access lawful Internet content and to run applications and use services of their choice, subject to the needs of law enforcement and reasonable network management techniques.  Following up on the policy statement, in 2010 the FCC adopted “net neutrality” rules, which it summarized as follows:

•	Transparency. Fixed and mobile broadband providers must disclose the network management practices, performance characteristics, and terms and conditions of their broadband services.
•

No blocking. Fixed broadband providers may not block lawful content, applications, services or non-harmful devices; mobile broadband providers may not block lawful websites, or block applications that compete with their voice or video telephony services; and

•	No unreasonable discrimination. Fixed broadband providers may not unreasonably discriminate in transmitting lawful network traffic.

The FCC’s net neutrality rules are the subject of an appeal in the D.C. Circuit Court of Appeals.

State Regulation of RLEC, CLEC and Interexchange Services

Most states require wireline telecommunications providers to obtain authority from state regulatory commissions prior to offering common carrier services.  State regulatory commissions generally regulate RLEC rates for intrastate services and RLECs must file tariffs setting forth the terms, conditions and prices for their intrastate services.  Our RLECs are subject to regulation in Virginia by the State Corporation Commission (“SCC”).  In addition, the SCC establishes service quality requirements applicable to RLECs, including ours, and resolves disputes involving intrastate communications services.

In its 2010 session, the Virginia General Assembly enacted legislation requiring all Virginia local exchange carriers to eliminate carrier common line charges from their interstate access charges.  For our two ILECs, the SCC approved the schedule for reducing and eliminating these charges beginning on January 1, 2012 and completely eliminating carrier common line charges by January 1, 2015.  Elimination of intrastate terminating carrier common line charges is also part of the FCC’s access reform plan.

In Virginia and West Virginia, CLECs’ intrastate switched access charges are capped at the higher of the CLEC’s interstate switched access charge or the intrastate switched access charge of the ILEC (or the average of all ILECs) providing service in the territory served by the CLEC.  We are certificated as a CLEC in Virginia, West Virginia, Pennsylvania, Maryland, Ohio and Kentucky.  Although we file tariffs covering our CLEC services, our rates for such CLEC services generally fluctuate based on market conditions.

Local Government Authorizations

Certain governmental authorities require permits to open streets for construction and/or telecommunications franchises to install or expand facilities.  Video franchises are also required for our video services.  We obtain such permits and franchises as required.  We hold video franchises in the City of Waynesboro, Botetourt County, City of Lynchburg, City of Staunton (for the Gypsy Hill Development only), Alleghany County, City of Covington, Town of Clifton Forge, and Town of Iron Gate.  All of these are located in Virginia.

Retransmission Consent.  Local television stations may require that a video provider obtain “retransmission consent” for carriage of the station’s signal, which can enable a popular local television station to obtain concessions from video providers for the right to carry the station’s signal.